CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 25, 2019, accompanying the financial statements of Investment Grade Municipal Trust, 7-13 Year Series 72 (included in Invesco Unit Trusts, Municipal Series 1275) as of October 31, 2018, and for the period from November 10, 2016 (date of deposit) through October 31, 2017 and for the year ended October 31, 2018, and the financial highlights for the period from November 10, 2016 (date of deposit) through October 31, 2017 and for the year ended October 31, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-208045) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2019